News Release

For Further Information:
Jessica Ramsey, 248.559.0840
ir@cnfrh.com

For Immediate Release

Conifer Holdings Reports Preliminary 2016 First Quarter Results
Investor Conference Call on Final Results Scheduled for Friday, May 13th at 8:30 a.m. ET

Birmingham, MI, April 28, 2016 - Conifer Holdings, Inc. (Nasdaq:CNFR) today reported preliminary results for the first quarter of 2016, reflecting increased gross and net premiums written and reserve strengthening, primarily in the commercial automobile and Florida homeowners lines, that resulted in a net loss for the period.

Gross premiums increased 20% and net premiums written increased 61% for the 2016 first quarter compared to the same period in 2015. The increase in premiums is the result of continuing strategic growth initiatives, particularly in the Company’s core commercial markets of hospitality, small business, and specialty homeowner’s personal lines.

Management Commentary
Jim Petcoff, Chairman and CEO, said “We continue to report strong growth in our core lines of business, with solid increases in our hospitality and small business accounts. In addition, we are ramping up our premium production from the integration of experienced underwriting teams joining the Conifer platform during 2015. These lines of business include quick service restaurants and an expansion of our security guard business, which are commercial markets where we have historically produced strong underwriting returns. We believe that the investments in these lines will continue to increase premiums in the coming quarters, which will help drive down our expense ratio as we achieve scale within our existing infrastructure.”

Mr. Petcoff continued, “After a thorough review of claim inventories and in light of our expected growth trajectory in future quarters, we determined that it was prudent to take a conservative approach to Conifer’s claims estimation. As a result, we further strengthened our reserves in our commercial automobile and Florida homeowners business to a level in which we feel confident for the remainder of 2016. In addition, we expect the impact of losses from our run-off personal auto business to continue to abate in future quarters. We remain singularly focused on executing our strategy of building a successful specialty insurer focused on underserved niche markets. We look forward to updating investors on our growth initiatives during our conference call next month.”

Overview of Underwriting Results
The Company expects to report a net loss allocable to common shareholders of approximately

$2.0 million or ($0.27) per diluted share for the 2016 first quarter, which was primarily the result of:

•	Underwriting losses in the personal automobile business which is in run-off;

•	Reserve strengthening in both the commercial automobile line; and

•	Additional reserve strengthening in the Florida homeowner’s line.

The table below details the impact on the Company’s loss ratio relating to these items:

	Three Months Ended March 31,
	2016	2015

Loss ratio impact from:	62.5%	57.2%
Personal automobile; in run-off	2.8%	0.5%
Commercial automobile reserve strengthening	4.2%	1.3%
Florida homeowners reserve strengthening	3.7%	(0.10)%
Other net reserve (favorable) development	(2.90)%	(1.50)%
Adjusted loss ratio	54.6%	57.0%

The personal automobile line incurred $564,000 of adverse development during the three months ended March 31, 2016, primarily due to greater-than-expected severity of run-off claims. The commercial automobile line incurred $858,000 of reserve strengthening during the three months ended March 31, 2016, which was primarily due to greater severity on existing claims as well. Florida home owners also saw additional reserve strengthening of $758,000 for the first quarter as well. As discussed above, the Company took a conservative approach on reserve strengthening this period in determining adequacy in the coming year.
The table below summarizes the Company's expected combined ratios for the first quarter of 2016, as compared to the same period in 2015. Of note, quota share reinsurance impacted the first quarter 2015 results and lowered the expense ratio as a result of ceding commission earned in the period.

	Three Months Ended March 31,
	2016	2015

Underwriting ratios:
Loss ratio	62.4%	57.2%
Expense ratio	49.8%	42.0%
Combined ratio	112.2%	99.2%

Impact of prior year adverse development	7.8%	0.2%
Underlying combined ratio	104.4%	99.0%

Earnings Conference Call
The Company will hold a conference call/webcast on Friday, May 13th, at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2016. The Company expects to release financial results on Thursday, May 12th, after the close of the market.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:        On the Event Calendar at IR.CNFRH.com
Conference Call:    888-243-4451 (domestic) or 412-542-4135 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include the occurrence of severe weather conditions and other catastrophes, the cyclical nature of the insurance industry, future actions by regulators, our ability to obtain reinsurance coverage at reasonable rates, the effects of competition and the additional factors set forth in “Risk Factors” in the form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2016, and in subsequent reports filed with or furnished to the SEC.  Except as may be required by any applicable laws, Conifer assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in 50 states. The company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market under the symbol CNFR.  Additional information is available on the company's website at IR.CNFRH.com.